As filed with the Securities and Exchange Commission on August 3, 1998
                     Registration No. 333-
================================================================================
                  SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549
                      ------------------------

                             FORM S-3
                       REGISTRATION STATEMENT
                              UNDER
                     THE SECURITIES ACT OF 1933
                      ------------------------

                 AMERICAN CHAMPION ENTERTAINMENT, INC.
             (Name of Small Business Issuer in its Charter)
                              DELAWARE
        (State or other jurisdiction of incorporation or organization)
                                7812
                     (Primary Standard Industrial
                      Classification Code Number)
                              94-3261987
                           (I.R.S. Employer
                         Identification Number)

                       1694 THE ALAMEDA, SUITE 100
                     SAN JOSE, CALIFORNIA 95126-2219
                            (408) 288-8199
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ANTHONY K. CHAN
                  PRESIDENT AND CHIEF EXECUTIVE OFFICER

                       1694 THE ALAMEDA, SUITE 100
                     SAN JOSE, CALIFORNIA 95126-2219
                             (408) 288-8199
           (Name and address and telephone number of agent for service)
                          ------------------------

                                COPIES TO:
                           LAWRENCE B. LOW, ESQ.
                           JAMES Y.M. WU, ESQ.
                         PRESTON GATES & ELLIS LLP
                       ONE MARITIME PLAZA, SUITE 2400
                      SAN FRANCISCO, CALIFORNIA  94111
                              (415) 788-8822

Approximate date of commencement of proposed sale to the public:   As soon as
practicable after the effective date of this Registration Statement. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. __

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended ("Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. _X_

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. __


                         CALCULATION OF REGISTRATION FEE

Title of Each                                               Proposed                 Proposed         Amount of
Class of                                                     Maximum                  Maximum       Registration
Securities to                      Amount to be           Offering Price              Aggregate          Fee
be Registered                      Registered (1)(2)        Per Share              Offering Price
--------------                     ------------          ----------------          ----------------   ----------
Common Stock, $0.0001 par value     1,187,774                $4.790625              $5,690,179.82      $1,724.30

-----------------

(1) Includes: (i) shares of Common Stock that have been issued or are reserved for issuance upon the conversion of 7% Convertible Debentures Due July 1, 2000 issued and to be issued by the Company (the "Debentures"); (ii) shares of Common Stock that have been issued or are reserved for issuance on the exercise of Common Stock Purchase Warrants issued in connection with the issuance of the Debentures (the "Debenture Warrants"); (iii) 255,000 shares of Common Stock pursuant to registration rights held by existing stockholders; and (iv) 75,000 shares of Common Stock that have been issued or are reserved for issuance on the exercise of Common Stock Purchase Warrants issued to JW Charles Securities, Inc. in connection with the sale of the Debentures (the "JW Warrants").

(2) In the event of a stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares in an indeterminate amount in accordance with rule 416(a) under the Securities Act.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an order to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED __________, 1998
PROSPECTUS
                    AMERICAN CHAMPION ENTERTAINMENT, INC.
                      1,187,774 Shares of Common Stock

This Prospectus relates to the sale of up to approximately 1,187,774 shares of common stock, par value $.0001 per share (the common stock are generally referred to hereafter as the "Common Stock"), of American Champion Entertainment, Inc. (the "Company") offered for the account of certain stockholders of the Company (the "Selling Stockholders"). These 1,187,774 shares of Common Stock (the "Shares") include (i) shares of Common Stock that have been issued or are reserved for issuance upon the conversion of 7% Convertible Debentures Due July 1, 2000 issued and to be issued by the Company (the "Debentures"), based on the trading prices of the Common Stock prior to July 31, 1998; (ii) 49,500 shares of Common Stock that have been issued or are reserved for issuance on the exercise of Common Stock Purchase Warrants issued in connection with the Debentures (the "Debenture Warrants"); (iii) 255,000 shares of Common Stock pursuant to registration rights held by existing stockholders; and (iv) 75,000 shares of Common Stock that have been issued or are reserved for issuance on the exercise of Common Stock Purchase Warrants issued to JW Charles Securities, Inc. in connection with the Debentures (the "JW Warrants"). The actual number of shares of Common Stock issued or issuable upon conversion of the Debentures is subject to adjustment and could be materially less or more than the above estimated amount, depending upon factors that cannot be predicted by the Company at this time, including, among others, the future market price of the Common Stock. See "Risk Factors-Potential Volatility of Stock Price."

The Shares may be offered by the Selling Stockholders from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company has agreed to bear all expenses of registration of the Shares, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Selling Stockholders" and "Plan of Distribution."

On July 31, 1997, the Common Stock and the Company's redeemable Common Stock purchase warrants (the "Warrants") began trading on the Nasdaq SmallCap Market ("NASDAQ") under the symbols "ACEI" and "ACEIW," respectively. On July 31, 1998 the closing sale price of the Common Stock and the Warrants on NASDAQ was
$6.2500 and $1.3125, respectively.   See "Certain Market Information."

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. ONLY INVESTORS WHO CAN BEAR THE RISK OF LOSS OF THEIR ENTIRE INVESTMENT SHOULD INVEST. SEE "RISK FACTORS" BEGINNING ON PAGE 9.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT OT THAT DATE HEREOF.

The date of this Prospectus is _______________, 1998.

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS, AS DEFINED
IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "PSLRA"), THAT INVOLVE KNOWN AND UNKNOWN RISKS, INCLUDING, WITHOUT LIMITATION, STATEMENTS CONTAINING THE WORDS "BELIEVES," "ANTICIPATES,"
"ESTIMATES," EXPECTS," "MAY" AND WORDS OF SIMILAR IMPORT FOR
STATEMENTS OF MANAGEMENT'S OPINION.  SEE "RISK FACTORS-FORWARD
LOOKING STATEMENTS AND ASSOCIATED RISKS" CONTAINED HEREIN.

CERTAIN PERSONS PARTICIPATING IN THE OFFERING MADE HEREBY MAY
ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY SUCH PERSONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                              TABLE OF CONTENTS
                                                                            Page

Incorporation of Certain Documents by Reference                               6
Available Information                                                         6
Company                                                                       7
Risk Factors                                                                 11
Use of Proceeds                                                              14
Certain Market Information                                                   14
Dividend Policy                                                              14
Selling Stockholders                                                         15
Plan of Distribution                                                         16
Legal Matters                                                                16
Experts                                                                      16
Additional Information                                                       17

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Securities and Exchange
Commission (the "Commission") are incorporated herein by reference:

1. The Company's Registration Statement on Form SB-2 for its initial public offering that became effective on July 30, 1997;

2. The description of the Company's Common Stock contained in the Company's Form SB-2;

3. Post-Effective Amendment No. 1 to the Company's Registration
Statement on Form SB-2, as filed with the Commission on July 2, 1998 and declared effective on July 17, 1998; and

4. The Company's Proxy Statement for the 1998 Annual Meeting of
Stockholders;

5. The Company's Annual Report on Form 10-KSB for its fiscal year ended December 31, 1997; and

6. The Company's Quarterly Report on Form 10-QSB for the quarter period ended March 31, 1998.

All documents subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the termination of this offering shall be deemed incorporated herein by reference.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference in this Prospectus. Written or oral requests for such copies should be directed to Anthony K. Chan, American Champion Entertainment, Inc., 1694 The Alameda, Suite 100, San Jose, California 95126-2219 (telephone: (408) 288-8199).

                          AVAILABLE INFORMATION

The Company has filed with the Commission a Registration
Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. This Prospectus, filed as part of such Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement including the exhibits filed therewith. The Registration Statement may be inspected and copies may be obtained from the Public Reference Section at the Commission's principal office, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the New York Regional Office, 7 World Trade Center, New York, New York 10048, upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and where the contract or other document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by such reference to the applicable document filed with the Commission.

The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith is required to file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; at its New York Regional Office, 7 World Trade Center, New York, New York 10048; and at its Pacific Regional Office, 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648, and copies of such material can be obtained from the Commission's Public Reference Section at the prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically. The Company furnishes its stockholders with annual reports containing audited financial statements and such other periodic reports as the Company deems appropriate or as may be required by law.

                               COMPANY

The following discussion is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, references in this Prospectus to the Company are references to the Company and its subsidiaries, American Champion Media, Inc. and America's Best Karate. Except as otherwise noted, all information in the Prospectus assumes no exercise of outstanding options to purchase shares of the Company's Common Stock or the Warrants.

General

American Champion Entertainment, Inc. (the "Company") is a
Delaware corporation headquartered in San Jose, California and incorporated on February 5, 1997. The Company was formed as a holding company for its wholly-owned subsidiary, America's Best Karate, a California corporation ("ABK"), formed in June 1991, and ABK's wholly-owned subsidiary, American Champion Media, Inc., a Delaware corporation ("AC Media"), formed in February 1997.

ABK owns, manages and operates a chain of karate schools with four locations in the San Francisco Bay Area. ABK's schools provide karate instruction to students of all ages and skill levels. AC Media is a media production and marketing company. Through AC Media, the Company is involved in (i) the development, production and marketing of "ADVENTURES WITH KANGA RODDY," a television program aimed at pre-school and primary school children (the "Kanga Roddy Series"),
(ii) the licensing of merchandising rights related to the Kanga Roddy Series, and (iii) the development, production and marketing of various audio tapes, video tapes and workbooks that specialize in fitness information.

The Kanga Roddy Series

The Company has developed and produced thirteen half-hour episodes of the Kanga Roddy Series. The Kanga Roddy Series uses martial arts values such as humility, discipline and respect, with the added elements of song, contemporary music, dance, vibrant colors and exciting movements designed to capture its targeted pre-school and primary school children audience's attention. The Kanga Roddy Series features a six-foot tall kangaroo character named Kanga Roddy who is a martial arts expert. Unlike other martial arts programs which feature violence, Kanga Roddy never fights because he understands that conflict can always be resolved with knowledge, compassion, humility, respect and an open mind.

Each episode of the Kanga Roddy Series focuses on a group of children at a community center and their teachers (played by Jennifer Montana and Karen Lott, wives of former San Francisco 49ers football players, Joe Montana and Ronnie Lott) working on activities such as reading, physical fitness and arts and crafts. During these activities, the children encounter an ethical or social problem which causes uneasiness or unhappiness among some of the children. The teachers sense the problem and suggest that the children seek help from their friend, Uncle Pat, the proprietor of a rare bookstore played by Pat Morita. Uncle Pat, with the assistance of his pet bookworm, Shakespeare, magically transports the children to the land of Hi-Yah where Kanga Roddy lives.

Once in the land of Hi-Yah, Kanga Roddy and his friend Bantu, a female African snake, help the children solve their problem by giving examples presented through songs. Kanga Roddy gets inspiration for the proper solution to the problem through flashbacks to lessons learned from his martial arts teacher, Zatochi, a wise old snow monkey. The children also learn a physical activity each time they visit Kanga Roddy such as balance, jumping or kicking. When the children return to the community center, they review what they have learned with their teachers.

In May 1997, the Company and KTEH, the public broadcasting station serving the San Jose, California area, entered into a Distribution Agreement (the "Distribution Agreement") which grants
KTEH the exclusive right to distribute, advertise, market or otherwise exploit the Kanga Roddy Series on public broadcast affiliated stations throughout the United States for a two-year period. KTEH has cleared the broadcast of the Kanga Roddy Series with 47 other public broadcast stations which the Company believes broadcast to approximately 56% of the households in the United States (approximately 47 million households). Under the terms of the Distribution Agreement, KTEH is entitled to 15% of monies collected by KTEH (plus distribution expenses) from its exploitation of the distribution rights granted to it with the balance to be paid to the Company. KTEH has paid the Company an advance of $430,000. The $430,000 advance will be deducted from all royalties payable to the Company by KTEH. Under the Distribution Agreement, the Company has also committed to sharing with KTEH (i) 8% of revenues from the sale (less fees and commissions) and licensing of non-broadcast ancillary rights of educational products such as video tapes, books and music tapes and (ii) 5% of gross profits (less fees and commissions) of the Company from the sale and licensing of toys and clothing. The Company has also granted KTEH a right of first refusal with respect to broadcast rights to the Kanga Roddy Series not granted to KTEH in the Distribution Agreement.

On April 20, 1998, the Company entered into a Continuing
Distribution Agreement with KTEH for the distribution of 26 more half-hour Kanga Roddy shows and two one-hour specials. Under the Continuing Distribution Agreement, KTEH receives the exclusive domestic broadcast rights to the new episodes for two years and agrees to pay the Company $30,000 for each half-hour program and $60,000 for each of the two one-hour shows.

On April 29, 1998, the Company executed a sponsorship agreement with Sara Lee Corporation, the parent company of Hanes, which provides for Hanes' corporate sponsorship of the Adventures With Kanga Roddy show. Basketball legend Michael Jordon stars in the Hanes campaigns.

The Company's strategy includes pursuing licensing and merchandising opportunities related to the Kanga Roddy Series. Characters developed in a popular series, and often the series itself, achieve a high level of recognition and popularity, making them valuable licensing and merchandising assets. Among the most popular licensed items are toys, clothing, food, dinnerware/lunch boxes, watches and soft vinyl goods such as boots, backpacks and raincoats. The Company plans to retain worldwide rights to the characters and images developed in the Kanga Roddy Series, to protect its rights to such characters and images through appropriate registration, and to license their use to manufacturers for specific products. There is no assurance, however, that the Company will be able to successfully retain or protect its rights through registration, or to license its properties. The Company also hopes to realize revenues through the distribution of the Kanga Roddy Series in the home video market, although there is no assurance that the Company will be able to do so. If the Kanga Roddy Series does not attain and maintain widespread television distribution, or widespread popularity, it is unlikely that any significant licensing or merchandising opportunities or revenue will arise or be maintained.

In July 1997, the Company and SEGA of America, Inc. ("SEGA") entered into a Licensing Agent Agreement appointing SEGA as the Company's non-exclusive agent for purposes of licensing and merchandising the "Kanga Roddy" trademark brand name characters and logo and home video distribution of the Kanga Roddy Series (the "SEGA Agreement"). Pursuant to the SEGA Agreement, SEGA has agreed to solicit and negotiate licensing and merchandising agreements on behalf of the Company, and monitor and oversee the licensing, promotion and marketing programs in consideration for 30% of all monies or other consideration payable to the Company under any agreement entered into during the three year period following execution of the SEGA Agreement by the Company which was secured or serviced by SEGA. Upon the expiration or termination of the SEGA Agreement, SEGA will continue to be entitled to receive such consideration with respect to any License Agreement for the greater of (i) the actual term of each such License Agreement; or (ii) five years from the date of commencement of each such License Agreement. In addition, in the event SEGA enters into any master toy, home video or master apparel license, SEGA will immediately become the exclusive agent for the Company for purposes of licensing and merchandising the "Kanga Roddy" name to third parties for use on or in connection with merchandise products throughout the world. The SEGA Agreement is not conditioned on the Company's receiving any minimum amount from the persons or entities introduced by SEGA.

Fitness Products

The Company develops, produces and markets various video tapes, audio tapes and workbooks that specialize in fitness information and education ("Fitness Products"). The Company's first Fitness Product, entitled "STRONG MIND FIT BODY," consists of video tapes, audio tapes and a workbook, intended to teach motivational techniques to start and stay with an exercise program in order to lose weight. In June 1996, the Company entered into a Distribution Agreement with InteliQuest, a Utah general partnership. In 1997, the Company's revenue were offset by a write off of film cost of $105,000 resulting from the Company's determination that it is unlikely that it will generate significant revenue from sales of "STRONG MIND FIT BODY" program.

The Company's second Fitness Product, entitled the "MONTANA
EXERCISE VIDEO," is a cardio kick-boxing video starring former superstar quarterback Joe Montana and his wife Jennifer, both of whom have trained at the Company's karate schools. The Company has not commenced distribution of this Fitness Product.

Karate Studios

The Company manages and operates a chain of company owned karate studios with four locations in the San Francisco Bay Area under the name "ABK." Each of the Company's instructors, all of whom are black belts, have undergone a rigorous training program conducted by Messrs. Chung and Chan (both members of the Karate Black Belt Hall of
Fame) and/or other instructors of ABK. Each karate studio conducts approximately 40 forty-five minute classes each week. The classes are generally comprised of 10 to 15 students and taught by one to three instructors. The Company's black belt course requires approximately 36 months of study and its second degree black belt program requires approximately 48 months of study. Classes are organized by skill level and age group. Students may take as many classes as are available each week without additional charge. Fees, if paid in advance, are generally $1,800 and $2,400 for the black belt and second degree black belt programs, respectively. At each karate studio, the Company also sells martial arts related products, such as uniforms, other clothing and safety equipment.

During 1997, the Company closed five studios, which were not operating profitably and on March 31, 1998, the Company sold a karate studio to its general manager. The Company was able to retain approximately 65% of the students who attended the closed studios by combining them with other nearby ABK studios. As of December 31, 1997, there were approximately 1,350 students enrolled at the Company's five karate studios. The Company believes that the average age of the Company's students is approximately 12 years old. At these enrollment levels the Company estimates that it is currently operating at approximately 75% of its total capacity. See "Management's Discussion and Analysis or Plan of Operation - Results of Operations" of the Company's Post-Effective Amendment No. 1 to its Form SB-2 Registration Statement.

In connection with the sale of a studio on March 31, 1998, the Company received a note receivable of $52,859 due in 70 monthly payments of $1,000 including interest imputed at 10%. The Company has guaranteed payments of the studio lease which are $4,673 per month through March 2000. The Company retained all advance payments of enrollment fees which were $156,536 at March 31, 1998; however, the Company is liable for any future refunds to students enrolled prior to March 31, 1998. As of March 31, 1998, the Company reduced the liability for advance payments of enrollment fees to $19,000 which is included in deferred revenue. Management will evaluate this liability quarterly in light of cancellations to date and expected future cancellations.

The Company's executive offices are located at 1694 the Alameda, Suite 100, San Jose, California 95126-2219, and its telephone number is
(408) 288-8199.

Recent Developments

On July 2, 1998, the Company entered into the Securities Purchase Agreement for the sale of the Debentures and Debenture Warrants (the "Agreement"). Pursuant to the Agreement, the Endeavour Capital Fund S.A. and Amro International S.A. (the "Investors") agreed under certain terms and conditions to invest up to $1.8 million into the Company in the Debentures, and the Company agreed, among other things, to issue to the Investors the Debenture Warrants. Pursuant to the Agreement, the Company issued to the Investors on July 6, 1998 $1.0 million in Debentures (the "Initial Debentures") and warrants to purchase 27,500 shares of the Company's Common Stock.

Subject to certain conditions, the Investors will purchase from the Company an additional $800,000 in Debentures in two tranches of $500,000 (the "First Tranche") and $300,000 (the "Second Tranche"), respectively. The First Tranche will be made 30 days after the effectiveness of the registration statement, of which the Prospectus is a part and the Second Tranche will be completed 30 days after the completion of the first Tranche.


        The terms and conditions pursuant to the Debentures, Debenture Warrants and JW Warrants were issued are summarized as follows:

* The interest rate on the Debentures is 7% per annum, payable in cash or in shares of the Company's Common Stock.

* Date of maturity is July 1, 2000.

* The Debentures are convertible into the number of shares of the Company's Common Stock equal to the principal amount and accrued and unpaid interest outstanding under the Debentures on the conversion date divided by the greater of: (I) the lower of: (a) 75% of the average closing bid price for the five trading days preceding the conversion date or (b) 117.5% of the Market Price(1) on the date the Debenture is issued (for the Initial Debentures the Market Price was $7.725625 per share); or (II) 50% of the lowest trade price of the Company's stock on the date the Debenture is issued (the "Floor Price") (for the Initial Debentures the Floor Price was $3.2875 per share).

* If at any time after November 3, 1998 (for the Initial Debentures), the Company's Common Stock is trading at a Market Price, for ten consecutive trading days, at a level such that 75% of such Market Price is less than the Floor Price, then the Company is required to pay to the Investors an amount equal to 2.5% of the outstanding principal of the Debentures for every 30-day period that the Market Price of the Company's Common Stock is at such level (the "Low Market Amount"). If the Market Price of the Company's Common Stock is at such a level for less than 30 days, then the Company must pay such amount on a pro rata basis.

* If the Company does not timely pay the Low Market Amount, then the Investors have the right to convert the Debentures, until the Low Market Amount is paid in full, except that the conversion rate discussed above is determined as if there is no Floor.

* At its option, the Company may redeem the Debentures at any time prior to conversion for an amount equal to the accrued and unpaid interest under the Debentures plus 122.5% of the outstanding principal under the Debentures.
The Debentures may not be converted after the Company gives notice of its intent to redeem pursuant to the Agreement.

* Debenture Warrants to purchase 2,750 shares of the Company's Common Stock were and will be granted to the Investors for each $100,000 in Debentures issued.
The Debenture Warrants expire on July 6, 2003 and provide for an exercise price of $7.56125 per share.

The Agreement also has the following additional term:

* The Company is required to file with the Commission this registration statement to register the Common Stock issuable upon conversion of the Debentures and upon exercise of the Debenture Warrants and JW Warrants to allow the Investors to resell such Common Stock to the public.

(1) Market Price is defined in the Agreement as the lowest trade price on The Nasdaq SmallCap of the Company's Common Stock on the date indicated in the relevant provision of the Agreement.

                            RISK FACTORS

The securities offered hereby are highly speculative and should be purchased only by persons who can afford to lose their entire investment in the Company. Each prospective investor should carefully consider the following risk factors, as well as all other information set forth elsewhere in this Prospectus.

History of Losses and Deficits; Uncertainty of Attaining Profitability. The Company sustained operating losses of $641,583, $801,416 and $337,287 in 1996, 1997 and the six months ended June 30, 1998, respectively. The Company expects to incur significant additional operating losses for the foreseeable future as it continues to develop, produce and market its media projects, including the Kanga Roddy Series. There can be no assurance that the Company will ever achieve profitability.

Liquidity and Financing Requirements; Dependence on Offering Proceeds.   The
Company's venture into media projects, including the development and production of the Kanga Roddy Series, requires substantial amounts of capital.
 Although the Company was able to finance the production of the pilot and the first 13 episodes of the Kanga Roddy Series with its own funds and the proceeds of the IPO, the Company is dependent upon the proceeds of additional financing to produce the remainder of the 28 episodes of the Kanga Roddy Series it is obligated to deliver pursuant to the Continuing Distribution
Agreement between KTEH and the Company.   On July 2, 1998, the Company entered
into the Agreement for the sale of $1,800,000 of 7% Convertible Debentures due July 1, 2000 (the "Debentures"), the Debenture Warrants and the JW Warrants. On such date, the Company sold Debentures in the principal amount of $1,000,000 and Common Stock Purchase Warrants to purchase 27,500 shares of Common Stock. The sale of the Debentures in the principal amount of $800,000 and, Debenture Warrants to purchase 22,000 shares of Common Stock is, subject to certain conditions, expected to occur within sixty (60) days of the date of this Prospectus. The Company believes that the net proceeds of the sale of the Debentures, together with funds generated from operations, if any, will be sufficient to produce the next 7 episodes. In the event that production costs are higher than expected, or the Company is forced to use funds earmarked for production for other purposes, the Company could be required to modify its operations or to seek additional financing sooner than currently anticipated. The Company has no current arrangements with respect to such additional financing and there can be no assurance that such additional financing will be available at all or on terms acceptable to the Company. The Company's failure to obtain such additional financing will materially adversely affect its ability to produce further episodes of the Kanga Roddy Series.

Dependence on the Success of the Kanga Roddy Series. The Company is dependent on the success of the Kanga Roddy Series, which in turn is dependent upon unpredictable and volatile factors beyond the Company's control, such as children's preferences, competing programming and the availability of other entertainment activities for children. The failure of the Company to attract a significant television audience for the Kanga Roddy Series over a long period of time would have a material adverse effect on the Company's financial condition and results of operations, and in all likelihood on the market price of the Company's securities. There is no assurance that the Kanga Roddy Series will be successful or that, if successful initially, that television viewership of the Kanga Roddy Series will be maintained.

Licensing and Merchandising. The Company's strategy in producing the Kanga Roddy Series includes the licensing of its characters to others for the merchandising of a variety of products ranging from toys to apparel. The ability of the Company to successfully exploit the merchandising opportunities afforded by the Kanga Roddy Series is dependent on the popularity of the Kanga Roddy Series and the ability of the Company's characters to provide attractive merchandising features to its customers. If the Company is unable to attract a significant television audience for the Kanga Roddy Series, it is doubtful that any significant licensing or merchandising opportunities will arise. Even if the Kanga Roddy Series is popular with television audiences, there is no assurance that licensing opportunities will materialize as the Company must compete with hundreds of owners of creative content who seek to license their characters and properties to a limited number of manufacturers and distributors.

Absence of Significant Experience with Television Programming or Licensing and Merchandising. Prior to its involvement with the Kanga Roddy Series, the Company has had no significant experience with the development and production of television programming or with the licensing and merchandising of products. As a result, the Company could enter into contracts or make other agreements that are on less than optimal terms. The television and licensing and merchandising businesses are complicated and the absence of experience in such businesses could materially and adversely affect the financial condition and results of operations of the Company.

Dependence on Key Personnel. The Company is dependent on the efforts and abilities of Anthony Chan and George Chung, the Company's founders and principal executive officers, and Don Berryessa, Vice President and Jan D. Hutchins, President of AC Media. The Company has entered into employment agreements, effective as of August 5, 1997, with each of such individuals. None of such employment agreements contains non-competition provisions. See "Management--Employment Agreements" of the Company's Post-Effective Amendment No. 1 to its Form SB-2 Registration Statement. The loss of the services of any of the above individuals, or of other key personnel, could have a material adverse effect on the business of the Company. The Company has obtained "key-man" life insurance with $1,000,000 coverage for each of Messrs. Chung and Chan.

Dependence on Association with Joe Montana, Ronnie Lott and the San Francisco 49ers. The success of the Kanga Roddy Series depends in part on the Company's continued association with former 49ers Joe Montana and Ronnie Lott, and their wives, and the San Francisco 49ers. The failure of Joe Montana, Ronnie Lott, or their wives, or the San Francisco 49ers, to continue to actively support the Kanga Roddy Series could have a material adverse impact on the ability to market the Kanga Roddy Series. None of Joe Montana, Ronnie Lott, or their wives, or the San Francisco 49ers are obligated to engage in any business transactions or jointly participate in any opportunities with the Company, and the possibility exists that the current relationships between the parties could materially change in the future.

Competition. Each of the industries in which the Company competes is highly competitive and most of the companies with which the Company competes have greater financial and other resources than the Company. With respect to the Company's television production activities, the Company competes on the basis of relationships and pricing for access to a limited supply of facilities and talented creative personnel to produce its programs. The Company's Kanga Roddy Series competes for time slots, ratings and related advertising revenues and for the licensing and merchandising of products related to the Kanga Roddy Series. The Company's Fitness Products compete with many other products aimed at the fitness and weight loss markets, including other video tapes, audio tapes and workbooks, and various types of exercise machinery. Many of these competing products are sponsored or endorsed by celebrities and sports figures, and are marketed by companies having significantly greater resources than the Company. The martial arts industry is also highly competitive. The Company's competitors include a variety of small to medium sized martial arts instructional centers, many of which may be better established and better financed than the Company.

Potential Return of Membership Fees. Pursuant to the terms of its standard contract with its students, ABK is required to refund (i) all funds received if a student cancels within three (3) days of signing a membership contract and (ii) all "unearned" funds received in the event the student dies, becomes permanently disabled, moves more than twenty-five (25) miles away from ABK or ABK closes for more than thirty
(30) consecutive days. The Company does not currently maintain nor does it anticipate maintaining a reserve account for return of membership fees other than in connection with its sale of a studio on March 31, 1998. As a consequence, the Company may be unable to refund membership fees which could have a material adverse effect on the Company's business and its prospects.

Control by Messrs. Chan and Chung. As of the date of this Prospectus, Anthony Chan and George Chung, the Company's founders and principal executive officers, collectively beneficially own 1,016,276 shares of the Company's outstanding Common Stock, representing approximately 26.5% of the outstanding shares prior to this Offering and approximately 18.2% of the outstanding shares of Common Stock after this offering (assuming no exercise of any outstanding options or Warrants). Since holders of Common Stock do not have any cumulative voting rights and directors are elected by a majority vote, Messrs. Chan and Chung are in a position to strongly influence the election of directors as well as the affairs of the Company.

Anti-takeover Effects of Delaware Law. Section 203 of the General Corporation Law of Delaware prohibits the Company from engaging in certain business combinations with interested stockholders, as defined by statute. These provisions may have the effect of delaying or preventing a change of control of the Company without action by the stockholders, and therefore could adversely affect the price of the Company's Common Stock. See "Description of Securities" of the Company's Post-Effective Amendment No. 1 to its Form SB-2 Registration Statement.

Liability Insurance. The Company has purchased liability insurance for each of its karate studios in the amount of $1,000,000 per occurrence and $2,000,000 in the aggregate which the Company believes is sufficient for its current level of business operations. There is no assurance, however, that the present coverage will continue to be available in the future or that the Company will be able to retain such coverage at a reasonable cost. Further, there can be no assurance that such insurance will be sufficient to cover potential claims, including without limitation, claims brought by students or instructors injured during karate classes, or that adequate, affordable insurance coverage will be available to the Company in the future as the Company expands its operations. A successful claim against the Company in excess of the liability limits or relating to an injury excluded under the policy could have a material adverse effect on the Company.

No Intention to Pay Dividends. The Company has not and has no present intention to declare or pay cash dividends. Any earnings which the Company may realize in the foreseeable future will be retained to finance the growth of the Company.

Nasdaq Maintenance Requirements; Possible Delisting of Securities from Nasdaq Market; Risks of Low priced Stocks. The Company's Common Stock are listed on NASDAQ. The Commission has approved rules imposing criteria for listing of securities on NASDAQ, including standards for maintenance of such listing. For continued listing, a company, among other things, must have $2,000,000 in net tangible assets, $1,000,000 in market value of securities in the public float and a minimum bid price of $1.00 per share. If the Company is unable to satisfy NASDAQ's maintenance criteria in the future, its securities may be delisted from NASDAQ. In such event, trading, if any, in the Company's securities would thereafter be conducted in the over counter market in the so called "pink sheets" or the NASD's "Electronic Bulletin Board." As a consequence of such delisting, an investor would likely find it more difficult to dispose of, or to obtain quotations as to, the price of the Company's securities.

Penny Stock Regulation. In the event that the Company is unable to satisfy the maintenance requirements for NASDAQ and its Common Stock falls below the minimum bid price of $1.00 per share for the continued quotation, trading would be conducted on the "pink sheets" or the NASD's Electronic Bulletin Board. In the absence of the Common Stock being quoted on NASDAQ, or the Company's having $2,000,000 in stockholders' equity, trading in the Common Stock would be covered by Rule-15g 9 promulgated under the Exchange Act, for non NASDAQ and non exchange listed securities. Under such rule, broker dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

The Commission adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on NASDAQ, and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or
(iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

If the Company's securities were to become subject to the regulations applicable to penny stocks, the market liquidity for the securities would be severely affected, limiting the ability of broker dealers to sell the securities and the ability of purchasers of the securities offered hereby to sell their securities in the secondary market. There is no assurance that trading in the Company's securities will not be subject to these or other regulations that would adversely affect the market for such securities.

Potential Volatility of Stock Price. The trading price of the Common stock is subject to wide fluctuations in response to variations in operating results of the Company and other companies that operate in the Company's markets, general economic conditions in the industries in which the Company competes and the strength of the domestic and international economy, to name a few. The Company's stock traded from a high of $9.625 in the first quarter of 1998 to a low of $4.125 in the third quarter of 1997. Some fluctuations, particularly those affecting the market prices for many small companies, have often been unrelated to the operating performance of the specific companies.

Forward Looking Statements and Associated Risks. This Prospectus contains certain forward-looking statements, including among others
(i) anticipated trends in the Company's financial condition and results of operations and (ii) the Company's business strategy for developing, producing, distributing, licensing and merchandising the Kanga Roddy Series. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. In addition to the other risks described elsewhere in this "Risk Factors" discussion, important factors to consider in evaluating such forward-looking statements include
(i) changes in external competitive market factors or in the Company's internal budgeting process which might impact trends in the Company's results of operations; (ii) unanticipated working capital or other cash requirements; (iii) changes in the Company's business strategy or an inability to execute its strategy due to unanticipated change in the industries in which it operates; and (iv) various competitive factors that may prevent the Company from competing successfully in the marketplace. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this "Risk Factors" discussion, there can be no assurance that the events predicted in forward-looking statements contained in this Prospectus will in fact transpire.

                         USE OF PROCEEDS

The Company will not receive any of the proceeds from the sale of the Shares offered hereunder by the Selling Shareholders. The offering is made to fulfill the Company's contractual obligations to the Selling Shareholders to register the Shares held by the Selling Shareholders.

                     CERTAIN MARKET INFORMATION

The Company's Common Stock commenced trading on the NASDAQ
SmallCap Market under the symbol "ACEI" on August 1, 1997. The range of high and low reported closing sales prices for the Common Stock as reported by NASDAQ since the commencement of trading were as follows:

           ACEI                               High             Low

           1997

       Third Quarter                          $5.50           $4.125

       Fourth Quarter                         $8.00           $4.813

           1998

       First Quarter                          $9.625          $7.75

       Second Quarter                         $9.563          $6.563

       Third Quarter (through July 31, 1998)  $7.00           $6.25

The prices set forth above reflect inter dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

On July 27, 1998, as reported by the Company's transfer agent, shares of Common Stock were held by approximately 700 shareholders of record.

                            DIVIDEND POLICY

The Company intends to retain future earnings, if any, that may be generated from the Company's operations to finance the operations and expansion of the Company and, accordingly, does not plan, for the reasonably foreseeable future, to pay dividends to holders of the Common Stock. Any decision as to the future payment of dividends will depend on the results of operations and financial position of the Company and such other factors as the Company's Board of Directors, in its discretion, deems relevant.

                        SELLING STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of July 31, 1998 by each of the Selling Stockholders assuming the conversion of the Debentures of $1,800,000 principal amount and a conversion rate of $4.790625 per share, based on application of the formula for computing the conversion rate as provided in the Debenture (see "Recent Developments"), the exercise of the Debenture Warrants to purchase 49,500 shares of Common Stock and the exercise of the JW Warrants to purchase 75,000 shares of Common Stock. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to the shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

The information included below is based upon information provided by the Selling Stockholders. Because the Selling Stockholders may offer all, some or none of their Shares, no definitive estimate as to the number of Shares that will be held by the Selling Stockholders after such offering can be provided and the following table has been prepared on the assumption that all Shares offered under this Prospectus will be sold.


                                                                                     Common Stock to be
                                                                                     Beneficially Owned
                              Common Stock Beneficially                              if All Shares Offered
                              Owned on July 31,1998(1)                               Hereunder Are Sold(1)
                           --------------------------------                    -------------------------------
                                                                 Shares That
                                                                May be Offered
Name                           Shares            Percent          Hereunder        Shares             Percent
------------------         --------------     -------------      ------------   ------------        -----------

David Braver                        4,000         *                  4,000            --                 --

Sarine Chaki                       20,000         *                 20,000            --                 --

Susan Cohen                         5,000         *                  5,000            --                 --

William Edwin Gay, Jr.              6,000         *                  6,000            --                 --

Scott Gerard                       60,000         1.26              60,000            --                 --

Albert Levine                      31,000         *                 31,000            --                 --

Keith E. Loisell                   19,000         *                 19,000            --                 --

Peter Marsh                        60,000         1.26              60,000            --                 --

Rory Nichols                       25,000         *                 25,000            --                 --

Brian Schuster                     25,000         *                 25,000            --                 --

The Endeavour Capital Fund S.A.   428,887         9.00             428,887            --                 --

Amro International S.A.           428,887         9.00             428,887            --                 --

JW Charles Securities, Inc.        75,000         1.57              75,000            --                 --
                                  --------      --------          ---------        ----------         ---------
                                1,187,774        24.93%          1,187,774            --                 --

-----------------------
* Less than one percent (1%)



 (1) As required by regulations of the Commission, the number of Shares shown as beneficially owned include Shares which can be purchased within 60 days after July 31, 1998. The actual number of shares of Common Stock beneficially owned is subject to adjustment and could be materially more or less than the estimated amount indicated depending upon factors which cannot be predicated by the Company at this time, including, among others, the market price of the Common Stock.

                          PLAN OF DISTRIBUTION

Sales of the Shares may be effected by or for the account of the Selling Stockholders from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares directly to purchasers, through broker-dealers acting as agents of the Selling Stockholders, or to broker-dealers acting as agents for the Selling Stockholders, or to broker-dealers who may purchase Shares as principals and thereafter sell the Shares from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker-dealers engaged by a Selling Stockholder may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the Shares purchased by them may be deemed to be underwriting commission or discounts under the Securities Act.

The Company has agreed to bear all expenses of registration of the Shares other than legal fees and expenses, if any, of counsel or other advisors of the Selling Stockholders. Any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of the Shares will be borne by the Selling Stockholders selling such Shares.

The Company has agreed to indemnify the Selling Stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.

                         LEGAL MATTERS

The valid issuance of the shares of Common Stock offered hereby has been passed upon for the Company by Preston Gates & Ellis LLP, San Francisco, California.

                            EXPERTS

The financial statements of ABK as of December 31, 1996, and for the year then ended have been included herein and in the registration statement in reliance upon the reports of Moore Stephens P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

The financial statements of the Company as of December 31, 1997, and for the year then ended have been included herein and in the registration statement in reliance upon the reports of Moss Adams LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

Effective October 8, 1997, the Board of Directors (the "Board" of American Champion Entertainment, Inc. (the "Registrant"), dismissed Moore Stephens, P.C. ("Moore Stephens"), and such firm will non longer be acting as the Registrant's principal accountant. Moore Stephens' report on the Registrant's financial statements dated February 5, 1997, the date of the Registrant's incorporation, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. Moore Stephens' report on the financial statements for the past two years relating to America's Best Karate, predecessor to the Registrant ("ABK"), dated January 31, 1997, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles; however, such report did include a modification of the auditor's standard report, noting that certain factors raised substantial doubt about ABK's ability to continue as a going concern. During Registrant's and its predecessor's two most recent fiscal years and the interim period through October 8, 1997, there were no disagreements between Registrant or its predecessor and Moore Stephens on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of Moore Stephens, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

Effective October 8, 1997, Registrant engaged Moss Adams LLP as its principal accountant. Such engagement was approved by the Registrant's Board of Directors. During Registrant's two most recent fiscal years and any subsequent interim period through October 8, 1997, Registrant did not consult Moss Adams LLP regarding the application of accounting principals to a specified transaction, the type of audit opinion that might be rendered on Registrant's financial statements or any matter that was the subject of disagreement or a reportable event.

                     ADDITIONAL INFORMATION

This Prospectus does not contain all information set forth in this registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.
Statements contained herein concerning the provisions of any documents are not necessarily complete and in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, the Pacific Regional Office located at 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648, the New York Regional Office located at 7 World Trade Center, 13th Floor, New York, New York 10048, and the Chicago Regional Office located at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511, and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Commission. The Commission maintains an Internet Web Site that contains reports, proxy and information statements and other information statements and other information regarding registrants that file electronically with the Commission, including the Company, and that address is http://www.sec.gov.

No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to buy any security other than the securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.



                           TABLE OF CONTENTS
                                                                            Page

Incorporation of Certain Documents by Reference                               6
Available Information                                                         6
Company                                                                       7
Risk Factors                                                                 11
Use of Proceeds                                                              14
Certain Market Information                                                   14
Dividend Policy                                                              14
Selling Stockholders                                                         15
Plan of Distribution                                                         16
Legal Matters                                                                16
Experts                                                                      16
Additional Information                                                       17


                     AMERICAN CHAMPION ENTERTAINMENT, INC.

                       1,187,774 SHARES OF COMMON STOCK


                            ------------------------

                                   PROSPECTUS
                                 _______________

                                  _________, 1998

                                PART II
                  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.                OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table shows the estimated expenses of the issuance and distribution of the securities offered hereby (all such expenses will be borne by the Company):

Registration fee                                   $       1,724.30
Legal fees and expenses                                   50,000.00
Accounting fees and expenses                               3,000.00
Miscellaneous, including Nasdaq listing fees             146,000.00
                                                        -----------
Total                                              $     200,724.30

ITEM 15.                INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Company's Bylaws provided that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware law.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16.                EXHIBITS

The exhibits filed as part of this Registration Statement are as follows:

Number     Description

4.1 Securities Purchase Agreement, dated July 2, 1998, by and among the Company and the Buyers as defined therein.

4.2        7% Convertible Debentures due July 1, 2000.

4.3        Joint Escrow Instructions.

4.4 Registration Rights Agreements in connection with the issuance of the Debentures.

4.5        Common Stock Purchase Warrant.

4.6        Registration Rights Agreements for certain existing
           Stockholders regarding 255,000 shares of Common Stock.

5.1* Opinion of Preston Gates & Ellis LLP regarding legality of securities being registered.

23.1 Consent of Preston Gates & Ellis LLP (included in its opinion filed as Exhibit 5.1).

23.2       Consent of Moss Adams LLP.

23.3       Consent of Moore Stephens P.C.

(*  To be filed)


ITEM 17.                UNDERTAKINGS

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Certificate of Incorporation, its Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against a public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

        (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post- effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, California on the 3rd day of August, 1998.



                                             By  /s/ Anthony K. Chan
                                                  Anthony K. Chan
                                              Chief Executive Officer

Each person whose signature appears below constitutes and appoints Anthony K. Chan, with full power of substitution and resubstitution and each with full power to act without the other, his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and all other documents in connection therewith, with the Securities and Exchange Commission or any state, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                       Capacities                  Date
--------------------------- ------------------------------------ -------------
/s/ ANTHONY K. CHAN         President, Chief Executive Officer,  August 3, 1998
-------------------------   and Director (principal executive
    Anthony K. Chan         officer)



/s/ GEORGE CHUNG            Chairman of the Board and Director   August 3, 1998
-------------------------
    George Chung


/s/ DON BERRYESSA           Vice President and Director          August 3, 1998
-------------------------
    Don Berryessa


/s/ MAE LYN WOO             Vice President and Chief Financial   August 3, 1998
-------------------------   Officer (principal financial
    Mae Lyn Woo                  officer)


/s/ WILLIAM T. DUFFY        Director                             August 3, 1998
-------------------------
    William T. Duffy


/s/ ALAN ELKES              Director                             August 3, 1998
-------------------------
    Alan Elkes


/s/ JAN D. HUTCHINS         Director                             August 3, 1998
-------------------------
    Jan D. Hutchins


/s/ RONALD M. LOTT          Director                             August 3, 1998
-------------------------
    Ronald M. Lott


                                EXHIBIT INDEX


Number  Description

4.1 Securities Purchase Agreement, dated July 2, 1998, by and among the Company and the Buyers as defined therein.

4.2     Form of 7% Convertible Debentures due July 1, 2000.

4.3     Joint Escrow Instructions.

4.4 Registration Rights Agreements in connection with the issuance of the Debentures.

4.5     Form of Common Stock Purchase Warrant.

4.6 Registration Rights Agreements for certain existing stockholders regarding 255,000 shares of Common Stock.

5.1* Opinion of Preston Gates & Ellis LLP regarding legality of securities being registered.

23.1 Consent of Preston Gates & Ellis LLP (included in its opinion filed as Exhibit 5.1).

23.2    Consent of Moss Adams LLP.

23.3    Consent of Moore Stephens P.C.

(*  To be filed)